Exhibit 99.1

Copano Energy L.L.C.

KINDER MORGAN ENERGY PARTNERS AND COPANO ENERGY ANNOUNCE NEW EAGLE FORD SHALE PIPELINE PROJECT

HOUSTON, Nov. 13, 2009 – Kinder Morgan Energy Partners, L.P. (NYSE: KMP) and Copano Energy, L.L.C. (NASDAQ: CPNO) today announced they have entered into a letter of intent for a 50/50 joint venture to provide gathering, transportation and processing services to natural gas producers in the Eagle Ford Shale resource play in south Texas.  The joint venture will construct, as a first phase, an approximately 22-mile, 24-inch natural gas gathering pipeline and will enter into new commercial arrangements with Kinder Morgan and Copano Energy.  The natural gas pipeline will originate in LaSalle County, Texas, and terminate in Duval County, Texas, and will have an initial capacity of 350 million cubic feet per day.  The pipeline is expected to be completed in mid-year 2010.
The letter of intent contemplates, and the joint venture is subject to, negotiating an extension of existing contracts between Copano Energy and Kinder Morgan, including their processing and transportation agreements. The transactions reflected in the letter of intent are subject to the execution of definitive agreements and the receipt of any required approvals.
“This new alliance will provide seamless bundled gathering, processing and transmission services to Eagle Ford Shale producers through the combination of our companies’ immediately available pipeline and processing capacities,” said Tom Martin, president of Kinder Morgan’s Texas Intrastate Pipelines. “This new pipeline is the first step to expand our combined network in support of Eagle Ford Shale development.”
“Since the inception of Copano’s South Texas business model in August 2001, our commercial alliance with Kinder Morgan has played a key role in the growth of our midstream services business,” said Bruce Northcutt, Copano Energy’s President and Chief Operating Officer.  “We look forward to strengthening this relationship through the new joint venture.”
Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company in North America.  KMP owns an interest in or operates more than
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Kinder Morgan/Copano	Page 2
28,000 miles of pipelines and 170 terminals.  Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle bulk materials like coal and petroleum coke.  KMP is also the leading provider of CO2 for enhanced oil recovery projects in North America.  One of the largest publicly traded pipeline limited partnerships in America, KMP has an enterprise value of approximately $25 billion.  The general partner of KMP is owned by Kinder Morgan, Inc., a private company.  For more information please visit www.kindermorgan.com.
Houston-based Copano Energy, L.L.C. (NASDAQ: CPNO) is a midstream natural gas company with operations in Oklahoma, Texas, Wyoming and Louisiana.  Its assets include approximately 6,200 miles of active natural gas gathering and transmission pipelines, 200 miles of NGL pipelines and seven natural gas processing plants, with over one Bcf per day of combined processing capacity. For more information please visit www.copanoenergy.com.
This news release includes forward-looking statements.  Although Kinder Morgan and Copano Energy believe that their expectations are based on reasonable assumptions, they can give no assurance that such assumptions will materialize or that the proposed transactions will be consummated.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan's and Copano Energy’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

CONTACTS
Kinder Morgan Energy Partners
Joe Hollier	Mindy Mills
Media Relations	Investor Relations
(713) 369-9176	(713) 369-9490
www.kindermorgan.com

Copano Energy, L.L.C.
Carl Luna, SVP & CFO
(713) 621-9547
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